Exhibit 10.3

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (this “Agreement”) is entered into by and between Clinton Roeder (“Employee”) and Nine Energy Service, LLC, a Delaware limited liability company (the “Company”). Nine Energy Service, Inc., a Delaware corporation (“Nine”), enters into this Agreement for the purpose of acknowledging and agreeing to Sections 1(c) and 12 below.

WHEREAS, Employee was employed by the Company pursuant to the terms of that certain Amended and Restated Employment Agreement with an effective date of November 20, 2018 (the “Employment Agreement”);

WHEREAS, Employee’s employment with the Company ended effective as of March 31, 2020 (the “Separation Date”);

WHEREAS, the parties wish for Employee to receive certain separation benefits as set forth in this Agreement, which benefits are conditioned upon Employee’s timely execution and non-revocation of this Agreement and Employee’s compliance with the terms of this Agreement;

WHEREAS, the parties wish to resolve any and all claims that Employee has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Employee has or may have arising out of Employee’s employment with the Company or any other Company Party or the end of such employment; and

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Employment Agreement.

NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties agree as follows:

1. Severance Benefits. Employee acknowledges and agrees that the last day of Employee’s employment with the Company was the Separation Date and that, as of the Separation Date, Employee was no longer employed by any Company Party. If Employee (a) executes this Agreement on or after the Separation Date and returns it to the Company, care of Theodore R. Moore, Senior Vice President and General Counsel, at 2001 Kirby Drive, Suite 200, Houston, TX 77019 (e-mail: ted.moore@nineenergyservice.com) so that it is received by Mr. Moore no later than no later than 11:59 p.m., Houston, Texas time on April 21, 2020, (b) does not exercise Employee’s revocation right pursuant to Section 11 below, and (c) abides by Employee’s continuing obligations under the Employment Agreement (including the terms of Articles V and VII thereof), then:

(a) The Company shall pay to Employee a total amount equal to $684,000 (the “Severance Payment”), which amount is equal to the product of the Severance Multiple of one multiplied by the sum of Employee’s current Base Salary of $380,000 and Employee’s current target Annual Bonus of 80% of Employee’s Base Salary. The Severance Payment will be divided into 12 substantially equal installments. On the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Separation Date, the Company shall pay to Employee, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Separation Date and ending on the Company’s first regularly scheduled pay date that is on or after the date that is 60 days after the Separation Date had the installments been paid on a monthly basis commencing on the Company’s first regularly scheduled pay date coincident with or next following the Separation Date, and each of the remaining installments shall be paid on a monthly basis thereafter; provided, however, that to the extent, if any, that any installments of the Severance Payment would otherwise be paid pursuant to the preceding provisions of this Section 1(a) after March 15, 2021, then such installments shall be paid to Employee in a lump sum on March 15, 2021;

(b) During the portion, if any, of the 18-month period following the Separation Date (the “Reimbursement Period”) that Employee elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall promptly reimburse Employee on a monthly basis for the entire amount Employee pays to effect and continue such coverage (the “Monthly Reimbursement Amount”). Each payment of the Monthly Reimbursement Amount shall be paid to Employee on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within 60 days following the date on which the applicable premium payment is paid. Employee shall be eligible to receive such reimbursement payments until the earliest of: (1) the last day of the Reimbursement Period; (2) the date Employee is no longer eligible to receive COBRA continuation coverage; and (3) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Employee without such adverse impact on the Company;

(c) With respect to any outstanding equity compensation awards granted to Employee prior to the Separation Date pursuant to the Stock Incentive Plan or any other equity compensation plan of Nine or another affiliate of the Company that remain unvested as of the Separation Date (collectively, the “Outstanding Equity Awards”): (1) except as otherwise provided in this Section 1(c), each Outstanding Equity Award shall become immediately fully vested as of the Separation Date; provided, however, that if any Outstanding Equity Award is subject to a performance requirement (other than continued employment or service by Employee), then no portion of any such Outstanding Equity Award shall become immediately fully vested as of the Separation Date and such Outstanding Equity Award shall remain subject to the terms and conditions set forth in the applicable award agreement(s) pursuant to which such Outstanding Equity Award was granted, applied as if Employee was continuously employed by the Company, Nine, or one of their respective affiliates from the date of grant through the settlement date of such Outstanding Equity Award; and (2) all outstanding stock options that have become vested as of the Separation Date (determined after giving effect to clause (1) of this Section 1(c)) shall remain exercisable through the earlier of the date that is one year after the Separation Date or the original expiration date of such stock options; and

(d) Subject to the achievement of the level of performance necessary for participants in the Company’s annual cash incentive bonus program to receive cash bonuses for the Bonus Year that includes the Separation Date, the Company shall pay to Employee a prorated portion of Employee’s Annual Bonus, if any, for such Bonus Year by multiplying (1) the amount of any such Annual Bonus that Employee would have been eligible to receive had Employee remained employed by the Company through the date of payment of such Annual Bonus by (2) the fraction 87/366 (such product of the foregoing clauses (1) and (2), the “Prorated Bonus”). If applicable, the Prorated Bonus shall be payable in a lump sum on the date that bonuses under the Company’s annual cash incentive bonus program with respect to such Bonus Year are payable to other participants in such program but in no event later than March 15, 2021. For the avoidance of doubt, Employee expressly acknowledges and agrees that Employee is not guaranteed to receive the Prorated Bonus (or any portion thereof) and that payment of the Prorated Bonus is subject in all respects to the applicable terms and conditions of the annual cash incentive bonus program in effect for the Bonus Year in which the Separation Date occurs and the achievement of the applicable level of performance necessary for participants in the Company’s annual cash incentive bonus program to receive cash bonuses for the Bonus Year in which the Separation Date occurs.

2. Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee was entitled during Employee’s employment with the Company and any other Company Party and Employee has received all wages, bonuses, and other compensation, been provided all benefits, been afforded all rights and been paid all sums that Employee is owed and has been owed by the Company and any other Company Party as of the date that Employee executes this Agreement (such date, the “Signing Date”). For the avoidance of doubt, Employee acknowledges and agrees that Employee had no right to the payments or benefits described in Section 1 above (or any portion thereof) but for Employee’s entry into this Agreement.

3. Release of Liability for Claims.

(a) In consideration of Employee’s receipt of the consideration set forth in Section 1 above (and any portion thereof), Employee hereby forever releases, discharges and acquits the Company, Nine, their respective affiliates, and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, insurers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by any Company Party and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and Employee hereby waives, any and all claims, damages, or causes of action of any kind related to Employee’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring or existing on or prior to the Signing Date, including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967, as amended (including as amended by the Older Worker Benefits Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, and Sections 1981 through 1988 of Title 42 of the United States Code, as amended; and the Americans with Disabilities Act of 1990, as amended, the Texas Labor Code (including the Texas Payday Law the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act) as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the Occupational Safety and Health Act, as amended; (E) the Family and Medical Leave Act of 1993; (F) any federal, state or local wage and hour law; (G) any other local, state or federal law, regulation or ordinance; or (H) any public policy, contract, tort, or common law claim or claim for fiduciary duty or breach thereof or claim for fraud or misrepresentation or fraud of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits or claims Employee may have under any retention, change in control, bonus or severance plan or policy of any Company Party or any retention, change in control, bonus or severance-related agreement that Employee may have or have had with any Company Party other than the rights to the payments or benefits described in Section 1 above; (iv) any and all rights, benefits or claims Employee may have under any employment contract (including the Employment Agreement), equity-based compensation plan or arrangement, incentive compensation plan, limited liability company agreements, and any other agreement other than the rights to the payments or benefits described in Section 1 above; and (v) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). In no event shall the Released Claims include (a) any claim that arises after the date Employee executes this Agreement, (b) any claim to vested benefits under an employee benefit plan of any Company Party that is subject to ERISA, (c) any claims for the applicable severance payments or benefits described in Section 1 above, (d) any claim for indemnification Employee has pursuant to any agreement to which Employee is a party or third party beneficiary or under applicable law, or (e) any rights arising under any directors’ and officers’ liability insurance or other similar insurance policy to which Employee is a party or of which Employee is a beneficiary. This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Employee is simply agreeing that, in exchange for the consideration received by Employee pursuant hereunder (and any portion thereof), any and all potential claims of this nature that Employee may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b) Notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in (or cooperating with) any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating with such agency; however, Employee understands and agrees that Employee is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency or proceeding or subsequent legal actions. Nothing in this Agreement prevents Employee from making any report to or communication with a Governmental Authority that is protected by any applicable whistleblower law or participating in any investigation or proceeding conducted by any Governmental Authority. This Agreement does not limit Employee’s right to receive an award from a Governmental Authority for information provided to a Governmental Authority.

4. Representation About Claims. Employee represents and warrants that, as of the Signing Date, Employee has not filed any claims, complaints, charges, or lawsuits against any of the Company Parties with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the Signing Date. Employee further represents and warrants that Employee has made no assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Company Parties with respect to any Released Claim.

5. Employee’s Acknowledgments. By executing and delivering this Agreement, Employee expressly acknowledges that:

(a) Employee has carefully read this Agreement and has had sufficient time (and at least 21 days) to consider this Agreement before signing it and delivering it to the Company;

(b) Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney of Employee’s choice and Employee has had adequate opportunity to do so prior to executing this Agreement;

(c) Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated herein; and Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will, and understands and agrees to each of the terms of this Agreement;

(d) The only matters relied upon by Employee and causing Employee to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement;

(e) Employee would not otherwise have been entitled to the consideration described in Section 1 above, or any portion thereof, but for Employee’s agreement to be bound by the terms of this Agreement; and

(f) No Company Party has provided any tax or legal advice regarding this Agreement and Employee has had the opportunity to receive sufficient tax and legal advice from advisors of Employee’s own choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof.

6. Third-Party Beneficiaries. Employee expressly acknowledges and agrees that each Company Party that is not a signatory to this Agreement shall be a third party beneficiary of Employee’s release of claims, covenants, and representations in Sections 2–5 and 9-10 hereof.

7. Severability. Any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision hereof (or part thereof) invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the bargain set forth in the Employment Agreement and this Agreement.

8. Withholding of Taxes and Other Deductions. Employee acknowledges that the Company may withhold from the payments provided to him hereunder all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

9. Return of Property. Employee represents and warrants that Employee has returned to the Company all property belonging to the Company or any other Company Party pursuant to the terms of Section 5.1 of the Employment Agreement, including all computer files, electronically stored information and other materials provided to Employee by the Company or any other Company Party in the course of Employee’s employment with the Company and Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form.

10. Further Assurances. In signing below, Employee expressly acknowledges the enforceability, and continued effectiveness of Articles V, VII, and VIII of the Employment Agreement and promises to abide by those terms of the Employment Agreement.

11. Revocation Right. Notwithstanding the initial effectiveness of this Agreement, Employee may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Employee executes this Agreement (such seven-day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed Employee and must be received by the Company, care of Theodore R. Moore, Senior Vice President and General Counsel, at the address (or e-mail address) set forth in Section 1 above before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, the payments and benefits set forth in Section 1 above shall not be provided to Employee and this Agreement shall be null and void; provided, however, that the provisions of Sections 2, 4, 9, 10 and 12 shall remain in full force and effect and shall not be affected by any such revocation.

12. Employment Agreement. This Agreement shall be subject to the provisions of Article VIII and Section 9.2, 9.3, 9.4, 9.11, 9.14 and 9.15 of the Employment Agreement, which provisions are hereby incorporated by reference as a part of this Agreement.

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Signature Page Follows]

IN WITNESS WHEREOF, Employee has executed this Agreement as of the date set forth below, effective for all purposes as provided above.

EMPLOYEE

/s/ Clinton Roeder
Clinton Roeder

Date:	March 31, 2020

NINE ENERGY SERVICE, LLC

By:	/s/ Ann G. Fox
Name:	Ann G. Fox
Title:	President and Chief Executive Officer

Date:	March 31, 2020

With respect to Sections 1(c) and 12:

NINE ENERGY SERVICE, INC.

By:	/s/ Ann G. Fox
Name:	Ann G. Fox
Title:	President and Chief Executive Officer

Date:	March 31, 2020

SIGNATURE PAGE TO

SEPARATION AGREEMENT AND

GENERAL RELEASE OF CLAIMS